EXHIBIT 18

February 28, 2012

Board of Directors of
FirstEnergy Corp.
76 South Main Street
Akron, Ohio 44308

Dear Directors:

We are providing this letter to you for inclusion as an exhibit to your Form 10-K filing pursuant to Item 601 of Regulation S-K.
We have audited the consolidated financial statements of FirstEnergy Corp., The Cleveland Electric Illuminating Company, FirstEnergy Solutions Corp., The Toledo Edison Company, Jersey Central Power & Light Company, Metropolitan Edison Company, Ohio Edison Company and Pennsylvania Electric Company, included in the Form 10-K for the year ended December 31, 2011 and issued our reports thereon dated February 28, 2012. Note 1 to the financial statements describes a change in the method of accounting for pension and other postemployment benefit costs. It should be understood that the preferability of one acceptable method of accounting over another for defined benefit pension and other postemployment benefit costs has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management's determination that this change in accounting principle is preferable. Based on our reading of management's stated reasons and justification for this change in accounting principle in the Form 10-K, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company's circumstances, the adoption of a preferable accounting principle in conformity with Accounting Standards Codification 250, Accounting Changes and Error Corrections.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Cleveland, Ohio